UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 13, 2017

IMPRIMIS PHARMACEUTICALS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-35814	45-0567010
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

12264 El Camino Real, Suite 350
San Diego, CA	92130
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (858) 704-4040

N/A

(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On April 13, 2017, Imprimis Pharmaceuticals, Inc. (the “Company”) entered into a Strategic Sales & Marketing Agreement (the “Agreement”) with Cameron Ehlen Group, Inc. dba Precision Lens (“Precision Lens”). Pursuant to the terms of the Agreement, Precision Lens will provide exclusive sales and marketing representation services to the Company in select geographies in the U.S. Midwest, in connection with the Company’s ophthalmic compounded formulation portfolio including its Dropless Therapy®, LessDrops® combination eye drops, Simple Drops™ preservative-free glaucoma drops, MKO Melt™ conscious sedation and other ocular-related formulations typically used for dilation, general inflammation and infection (the “Products”).

Under the terms of the Agreement, the Company is required to make commission payments to Precision Lens equal to ten percent (10%) of each calendar year’s annual net sales for Products above and beyond the Company’s initial $1,500,000 in annual net sales for Products for each calendar year. In addition, the Company is required to make certain periodic milestone payments to Precision Lens in shares of the Company’s restricted common stock including: (i) 10,000 shares if net sales for Products reach $5,000,000 prior to December 31, 2017; (ii) 15,000 shares if net sales for Products reach $5,000,000; (iii) 15,000 shares if net sales for Products reach $10,000,000; (iv) 15,000 shares if net sales for Products reach $15,000,000; and (v) 15,000 shares if net sales for Products reach $20,000,000.

The foregoing is only a brief description of the Agreement does not purport to be a complete description of the rights and obligations of the parties thereunder and is qualified in its entirety by reference to the full text of the document, which is filed as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d)       Exhibits.

Exhibit No.	Description
10.1	Strategic Sales & Marketing Agreement dated April 13, 2017 between Imprimis Pharmaceuticals, Inc. and Cameron Ehlen Group, Inc.

99.1	Press Release issued by Imprimis Pharmaceuticals, Inc. on April 18, 2017.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

IMPRIMIS PHARMACEUTICALS, INC.

Dated: April 17, 2017	By:	/s/ Andrew R. Boll
	Name:	Andrew R. Boll
	Title:	Chief Financial Officer